Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated May 22, 2020, (July 13, 2020, as to the effects of the reverse share split described in Note 17) relating to the financial statements of Pandion Therapeutics Holdco LLC included in Registration Statement No. 333-239500 on Form S-1 of Pandion Therapeutics Holdco LLC, and the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 16, 2020